  Exhibit 99.1

SANUWAVE HEALTH APPOINTS DR. TOM PRICE TO ITS BOARD OF DIRECTORS

SUWANEE, GA, February 7, 2020 - SANUWAVE Health, Inc. (OTCQB: SNWV) today announced the appointment of Dr. Tom Price to its Board of Directors. Dr. Price brings over 30 years of medical practice and knowledge to SANUWAVE. Dr. Price’s extensive experience in public service, serving the state of Georgia in the statehouse followed by 12 years in the House of Representatives, brings a board perspective that shall greatly enhance the profile and value of SANUWAVE’s Board of Directors.

“We are delighted to welcome Dr. Price to our Board of Directors,” said Kevin A. Richardson II, CEO and Chairman of the Board of Directors of SANUWAVE Health, Inc. “Tom’s experience and background will prove invaluable as a board member as we continue to grow and expand as a company. We look forward to his strategic insights and guidance as we navigate this rapid growth and the challenges that come with it in the coming years,” concluded Mr. Richardson.

Dr. Price holds a BA and MD from the University of Michigan and completed his residency in orthopedic surgery at Emory University in Atlanta. He entered private practice in 1984 and returned to Emory as an assistant professor in of orthopedic surgery in 2002. He was director of the orthopedic clinic at Atlanta’s Grady Memorial Hospital. Dr. Price’s political career began as a Member of the Georgia Senate from the 56th district from 1996 to 2005, he was the minority Whip from 1998 to 2002, and the Majority leader of the Georgia Senate from 2002 to 2003. He served in the US House of Representatives from Georgia’s 6th district from 2005 to 2017. During which time he served as Chair of the House Budget Committee from 2015 to 2017. In February 2017 he was confirmed by the Senate as the United States Secretary of Health and Human Services (HHS) and remained in that position until September 2017. Currently Tom serves on the boards of several privately held health care companies and non-profits as well as, consulting and advising companies.

Commenting on his appointment, Dr. Price stated, “I am very excited to join SANUWAVE’s Board of Directors at this point in time when they are entering the commercialization phase with such rapid growth. I am impressed with SANUWAVE’s commitment in research and development and clinical trials to treating cumbersome medical conditions. Diabetes afflicts millions of Americans and even more globally. The dermaPACE System for treating Diabetic Foot Ulcers (DFUs) is a novel and effective treatment to help improve the quality of life for diabetic patients. I am especially impressed and ready to assist the team achieve their goal of having a device placed anywhere and everywhere a DFU is treated.”

About SANUWAVE Health, Inc.

SANUWAVE Health, Inc. (OTCQB:SNWV) (www.SANUWAVE.com) is a shockwave technology company initially focused on the development and commercialization of patented noninvasive, biological response activating devices for the repair and regeneration of skin, musculoskeletal tissue and vascular structures. SANUWAVE’s portfolio of regenerative medicine products and product candidates activate biologic signaling and angiogenic responses, producing new vascularization and microcirculatory improvement, which helps restore the body’s normal healing processes and regeneration. SANUWAVE applies its patented PACE® technology in wound healing, orthopedic/spine, plastic/cosmetic and cardiac conditions. Its lead product candidate for the global wound care market, dermaPACE®, is US FDA cleared for the treatment of Diabetic Foot Ulcers.  The device is also CE Marked throughout Europe and has device license approval for the treatment of the skin and subcutaneous soft tissue in Canada, South Korea, Australia and New Zealand. SANUWAVE researches, designs, manufactures, markets and services its products worldwide, and believes it has demonstrated that its technology is safe and effective in stimulating healing in chronic conditions of the foot (plantar fasciitis) and the elbow (lateral epicondylitis) through its U.S. Class III PMA approved OssaTron® device, as well as stimulating bone and chronic tendonitis regeneration in the musculoskeletal environment through the utilization of its OssaTron, Evotron® and orthoPACE® devices in Europe, Asia and Asia/Pacific. In addition, there are license/partnership opportunities for SANUWAVE’s shockwave technology for non-medical uses, including energy, water, food and industrial markets.

Forward-Looking Statements

This press release may contain “forward-looking statements” within the meaning of the Private Securities Litigation Reform Act of 1995, such as statements relating to financial results and plans for future business development activities, and are thus prospective. Forward-looking statements include all statements that are not statements of historical fact regarding intent, belief or current expectations of the Company, its directors or its officers. Investors are cautioned that any such forward-looking statements are not guarantees of future performance and involve risks and uncertainties, many of which are beyond the Company’s ability to control. Actual results may differ materially from those projected in the forward-looking statements. Among the key risks, assumptions and factors that may affect operating results, performance and financial condition are risks associated with the regulatory approval and marketing of the Company’s product candidates and products, unproven pre-clinical and clinical development activities, regulatory oversight, the Company’s ability to manage its capital resource issues, competition, and the other factors discussed in detail in the Company’s periodic filings with the Securities and Exchange Commission. The Company undertakes no obligation to update any forward-looking statement.

For additional information about the Company, visit www.sanuwave.com.

Contact:

Millennium Park Capital LLC
Christopher Wynne
312-724-7845
cwynne@mparkcm.com

SANUWAVE Health, Inc.
Kevin Richardson II
CEO and Chairman of the Board
978-922-2447
investorrelations@sanuwave.com